(As filed on December 13, 2005)

                                                                File No. 70-8945

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    ----------------------------------------

                                     POS AMC
                         POST-EFFECTIVE AMENDMENT NO. 7
                                       to
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                     --------------------------------------

                               AMEREN CORPORATION
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

                            CIPSCO INVESTMENT COMPANY
                             CIPSCO LEASING COMPANY
                              607 East Adams Street
                           Springfield, Illinois 62739

                    AMERENENERGY RESOURCES GENERATING COMPANY
                               300 Liberty Street
                             Peoria, Illinois 61602

                  (Names of companies filing this statement and
                    addresses of principal executive offices)

                     ---------------------------------------

                               AMEREN CORPORATION

                 (Name of top registered holding company parent)

                      -------------------------------------

                               Steven R. Sullivan
              Senior Vice President, General Counsel and Secretary
                             Ameren Services Company
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

                     (Name and address of agent for service)

                     --------------------------------------

   The Commission is requested to send copies of all notices, orders and other communications in connection with this Application/Declaration to:

          Craig W. Stensland,               William T. Baker, Jr., Esq.
          Associate General Counsel         Thelen Reid & Priest LLP
          Ameren Services Company           875 Third Avenue
          1901 Chouteau Avenue              New York, New York  10022
          St. Louis, Missouri 63103


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


     Post-Effective Amendment No. 5 filed in this proceeding on August 22, 2005, as amended and restated in its entirety by Post-Effective Amendment No. 6, filed on November 4, 2005, is hereby further amended as follows:

     1.  Item 3 - Applicable Statutory Provisions is amended to read as follows:

     Sections 6(a), 7, 9(a),10, 11(b)(1) and 12(b) and (f) of the Act and Rules 45 and 54 thereunder are or may be applicable to AERG's issuance of the AERG Note and the acquisition thereof by CIPSCO Leasing and to the acquisition by AERG of the stock of CLC Aircraft. As described above, these interrelated transactions are merely transitory and will have no permanent impact on the business or capital structure of AERG and therefore should be disregarded. The sole purpose of these transactions is to match the unrecognized gain from the sale of the Aircraft Lease Interest or membership interests of CLC Leasing to AERG, a subsidiary of Ameren that has a sufficiently high tax basis in other similar classes of property such that the unrecognized gain can be fully absorbed by the basis reductions required by Code section 1082(a)(2).

     Rule 54 provides that, in determining whether to approve the issue or sale of any securities for purposes other than the acquisition of an "exempt wholesale generator" ("EWG") or "foreign utility company" ("FUCO") or other transactions unrelated to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of subsidiaries of a registered holding company that are EWGs or FUCOs if Rule 53(a), (b) and (c) are satisfied. Under Rule 53(a), the Commission shall not make certain specified findings under Sections 7 and 12 in connection with a proposal by a holding company to issue securities for the purpose of acquiring the securities of or other interest in an EWG, or to guarantee the securities of an EWG, if each of the conditions in paragraphs (a)(1) through (a)(4) thereof are met, provided that none of the conditions specified in paragraphs (b)(1) through (b)(3) of Rule 53 exists. These standards are met.

     Rule 53(a)(1): Ameren's "aggregate investment" (as defined in Rule 53(a)(1)) in EWGs as of September 30, 2005 was $464,795,025, or approximately 23.6% of Ameren's "consolidated retained earnings" (also as defined in Rule 53(a)(1)) for the four quarters ended September 30, 2005 ($1,969,022,089). Ameren does not currently hold an interest in any FUCO.

     Rule 53(a)(2): Ameren will maintain books and records enabling it to identify investments in and earnings from each EWG and FUCO in which it directly or indirectly acquires and holds an interest. Ameren will cause each domestic EWG in which it acquires and holds an interest, and each foreign EWG and FUCO that is a majority-owned subsidiary, to maintain its books and records and prepare its financial statements in conformity with U.S. generally accepted accounting principles. All of such books and records and financial statements will be made available to the Commission, in English, upon request.

     Rule 53(a)(3): No more than 2% of the employees of Ameren's domestic utility subsidiaries will, at any one time, directly or indirectly, render services to EWGs and FUCOs.


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


     Rule 53(a)(4): Ameren will submit a copy of each Application/Declaration relating to investments in EWGs and FUCOs and copies of any related Rule 24 certificates, as well as a copy of Ameren's Form U5S, to each of the public service commissions having jurisdiction over the retail rates of Ameren's domestic utility subsidiaries.

     In addition, Ameren states that the provisions of Rule 53(a) are not made inapplicable to the authorization herein requested by reason of the occurrence or continuance of any of the circumstances specified in Rule 53(b). Rule 53(c) is inapplicable by its terms.

     2. Item 6 - Exhibits and Financial Statements is supplemented with the following financial statements:

         FS-3 - Ameren Consolidated Balance Sheet as of September 30, 2005, and Consolidated Statement of Income and Consolidated Statement of Cash Flows for the nine months ended September 30, 2005 (incorporated by Reference to Ameren's Quarterly Report on Form 10-Q for the period ended September 30, 2005) (File No. 1-14756).

                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the Applicants have duly caused this amended and restated Post-Effective Amendment to be signed on their behalves by the undersigned thereunto duly authorized.

                                         AMEREN CORPORATION
                                         AMERENENERGY RESOURCES GENERATING
                                           COMPANY


                                         By: /s/ Steven R. Sullivan
                                                 ------------------
                                         Name:   Steven R. Sullivan
                                         Title:  Senior Vice President,
                                                 General Counsel and Secretary


                                         CIPSCO INVESTMENT COMPANY
                                         CIPSCO LEASING COMPANY


                                         By: /s/ Steven R. Sullivan
                                             ----------------------
                                         Name:   Steven R. Sullivan
                                         Title:  Secretary

Date: December 13, 2005


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